Exhibit 99.1

Contacts: Brian W. Poff	Dru Anderson
Executive Vice President,	FINNPartners
Chief Financial Officer	(615)324-7346
Addus HomeCare Corporation	dru.anderson@finnpartners.com
(469) 535-8200
investorrelations@addus.com

ADDUS HOMECARE NAMES HEATHER DIXON

TO BOARD OF DIRECTORS

Frisco, Texas (March 1, 2023) – Addus HomeCare Corporation (NASDAQ: ADUS), a provider of home care services, today announced that Heather Dixon, CPA, has been appointed to the Company’s Board of Directors as an independent board member, effective March 1, 2023. She fills the seat previously held by Steven Geringer and will serve as a member of the Audit Committee.

Dixon currently serves as Chief Financial Officer of Everside Health, one of the nation’s largest direct primary care providers. In this role, she provides financial oversight and strategic direction with a focus on growth and innovation within the direct primary care space. Prior to joining Everside, she was the Senior Vice President, Global Controller and Chief Accounting Officer of Walgreens Boots Alliance, Inc., a Fortune 20 integrated healthcare, pharmacy and retail company. Her previous financial executive experience includes serving as Vice President, Controller and Chief Accounting Officer of Aetna; Assistant Controller at PepsiCo; and in various global accounting and regulatory roles with American Express. She started her professional career at PricewaterhouseCoopers.

Dixon is also an independent board member of Signify Health (NYSE: SGFY). She has a Bachelor of Arts degree in Accounting from Southern Methodist University and is a Certified Public Accountant in the State of Texas.

Dirk Allison, Chairman and Chief Executive Officer, commented, “We are delighted to welcome Heather as an independent member of the Addus Board of Directors. One of our top priorities is to have a Board of Directors that brings together individuals with diverse skills and backgrounds to create balanced, objective, and thoughtful decision-making that supports sound corporate governance practices and best serves shareholder interests. Heather brings extensive financial and strategic experience across leading health and wellness companies that complements the work and expertise of our other board members. We look forward to her valuable insight and contributions as we continue to execute our growth strategy.”

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “preliminary,” “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, anticipated transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of

MORE

Addus Names Heather Dixon to Board of Directors

March 1, 2023

government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize, any future impact to our business operations, reimbursements and patient population due to the recent COVID-19 global pandemic, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2022, which is available at www.sec.gov. The financial information described herein and the periods to which they relate are preliminary estimates that are subject to change and finalization. There is no assurance that the final amounts and adjustments will not differ materially from the amounts described above, or that additional adjustments will not be identified, the impact of which may be material. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties, and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

About Addus HomeCare

Addus HomeCare is a provider of home care services that primarily include personal care services that assist with activities of daily living, as well as hospice and home health services. Addus HomeCare’s consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus HomeCare’s payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. Addus HomeCare currently provides home care services to approximately 46,500 consumers through 202 locations across 22 states. For more information, please visit www.addus.com.

-END-